Exhibit 3.1

FOURTH CERTIFICATE OF AMENDMENT TO THE FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF GYRE THERAPEUTICS, INC.

Gyre Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is Gyre Therapeutics, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law on March 7, 1997 under the name Targacept, Inc.

2. The Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 18, 2006 (as amended from time to time, the “Certificate of Incorporation”).

3. The amendment to the Certificate of Incorporation set forth in this Certificate of Amendment was duly authorized and adopted in accordance with Section 242 of the General Corporation Law.

4. The Certificate of Incorporation is hereby amended by striking out Article Eighth in its entirety and by substituting in lieu of said paragraph the following paragraph:

“EIGHTH: The power to adopt, amend or repeal the Bylaws of the corporation may be exercised by the Board. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or this certificate of incorporation, the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of the then-outstanding voting shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Sections 2.9 or 2.10 of Article II, Section 3.2 of Article III, Article VI and Article X of the Bylaws.”

5. The Certificate of Incorporation is hereby amended by striking out Article Ninth in its entirety and by substituting in lieu of said paragraph the following paragraph:

“NINTH: A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability, or limitation thereof, is not permitted under the General Corporation Law of the State of Delaware. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, as applicable, then the liability of a director or officer of the corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.”

6. This Certificate of Amendment to the Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

Executed on June 14, 2024.

/s/ Han Ying, Ph.D.
Han Ying, Ph.D.
Chief Executive Officer